EXHIBIT C
VOTING AND SUPPORT AGREEMENT
          VOTING AND SUPPORT AGREEMENT, dated as of July 22, 2008 (this “Agreement”), by and between Tokio Marine Holdings, Inc., a Japanese corporation (“Buyer”), and James J. Maguire, Jr. (the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).
W I T N E S S E T H:
          WHEREAS, Philadelphia Consolidated Holding Corp. (the “Company”) and Buyer are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which at the Closing an indirect wholly owned subsidiary of Buyer will merge with and into the Company (the “Merger”);
          WHEREAS, as of the date hereof, the Shareholder is an officer and a member of the Company’s board of directors and owns of record, or has the power to vote, the outstanding shares of Company Common Stock, no par value (the “Shares”) listed on the signature page hereto (the “Existing Shares”);
          WHEREAS, the Shareholder wishes to undertake certain obligations to Buyer with respect to the Existing Shares and any other Shares that the Shareholder may become the owner of record of, or with respect to which the Shareholder obtains the power to vote, after the date of this Agreement and which would have been Existing Shares if owned, or if the Shareholder had the power to vote such Shares, on the date of this Agreement (such Shares, together with the Existing Shares, the “Total Shares”);
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
VOTING
          1.1 Agreement to Vote. Except as otherwise provided in this Agreement, the Shareholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Shareholders Meeting or any other meeting of the shareholders of the Company at which any of the matters described below in Section 1.1(b) are to be voted upon, however called, or in connection with any written consent of the shareholders of the Company with respect to any of the matters described in Section 1.1(b), the Shareholder shall:

          (a) appear at each such meeting (in person or by proxy) or otherwise cause all Total Shares owned of record by the Shareholder, or with respect to which the Shareholder has the power to vote, in each case as of the record date used for determining the holders of Shares entitled to vote at such meeting or to deliver such consent (the “Record Date”) to be counted as present thereat for purposes of calculating a quorum; and
          (b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all Total Shares owned of record by the Shareholder or as to which the Shareholder has the power to vote, in each case as of the Record Date, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s shareholders requested by the Company in furtherance thereof, (ii) against any action, agreement or transaction submitted for approval of the shareholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the shareholders of the Company that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the Merger, the Merger Agreement or this Agreement.
          1.2 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except as set forth on the signature page hereof and except for actions taken in furtherance of this Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Total Shares owned of record by the Shareholder or with respect to which the Shareholder has the power to vote and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Total Shares, other than to vote in accordance with the provisions of Section 1.1.
          1.3 Proxy. The Shareholder agrees, if requested, to grant to Buyer a proxy, in such form as is reasonably acceptable to Shareholder and Buyer, to vote the Total Shares owned of record by the Shareholder or with respect to which the Shareholder has the power to vote as indicated in Section 1.1 above if the Shareholder fails for any reason to vote such Shares in accordance with Section 1.1 (which proxy shall be limited to the matters set forth in Section 1.1). The Shareholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Shareholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of such proxy. Any such proxy shall automatically terminate at the time of termination of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
          2.1 Representations and Warranties of the Shareholder. Except as set forth on the signature page hereof, the Shareholder hereby represents and warrants to Buyer as follows as of the date hereof:
          (a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general equitable principles).
          (b) Ownership. The Existing Shares are owned of record by the Shareholder or the Shareholder has the sole power to vote such Shares. The Existing Shares constitute all Shares held of record by Shareholder or for which voting power is held by the Shareholder. The Shareholder has sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal and state securities laws and the terms of this Agreement. The Shareholder has good title to the Existing Shares, free and clear of any Liens.
          (c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) to its knowledge, cause a violation by Shareholder of any law, ordinance or regulation of any Governmental or Regulatory Authority applicable to the Shareholder or by which any of the Existing Shares is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which any of the Existing Shares is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III
OTHER COVENANTS
          3.1 Further Agreements of Shareholder.
          (a) Except as hereinafter provided in this Section 3.1(a), the Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby or by the Merger Agreement, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of any Total Shares owned of record by the Shareholder or any options, warrants or other rights to acquire additional Shares (collectively, “Options”) owned of record by the Shareholder (collectively, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Total Shares or Options acquired of record by the Shareholder after the date hereof, or any interest therein. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 3.1 shall prohibit (i) any Transfer (A) to any member of the Shareholder’s family or to a trust for the benefit of the Shareholder or any member of the Shareholder’s family or (B) upon the death of the Shareholder, (ii) any Transfer(s) to one or more charitable organizations described in Section 170(c) of the Internal Revenue Code of up to 15%, in the aggregate, of the amount of the Shareholder’s Existing Shares, or (iii) any Transfer pursuant to any pledge or similar agreement or Lien, provided, however, that a Transfer referred to in clause (i) shall be permitted only if (x) the Shareholder provides at least five calendar days’ notice to Buyer of the proposed Transfer, and (y) as a precondition to such Transfer, the transferee agrees in a writing reasonably satisfactory to Buyer to be bound by the terms of this Agreement or executes a Voting and Support Agreement substantially in the form of this Agreement with respect to such Transferred Shares or Options; and a Transfer referred to in clause (iii) shall be permitted only if as a precondition to such Transfer, the transferee agrees in writing to be bound by the terms of this Agreement. Nothing in this Section 3.1(a) shall preclude or limit the conversion or exercise of any Options.
          (b) In case of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.
          (c) The Shareholder agrees, while this Agreement is in effect, to notify Buyer promptly in writing of the number of any additional Shares acquired by the Shareholder, if any, after the date hereof.

          (d) While this Agreement is in effect, the Shareholder agrees not to, nor to authorize any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly, (i) initiate, solicit or encourage, any inquiries or the making of any proposal to acquire any Total Shares or Options, (ii) engage in any negotiations concerning, or provide any confidential information or data to, any person relating to any proposal to acquire any Total Shares or Options, or otherwise facilitate any efforts or attempt to make or implement any proposal to acquire any Total Shares. Nothing in this Section 3.1(d) shall preclude any Transfer of Shares or Options as permitted by Section 3.1(a) or any actions taken in furtherance of any such Transfer.
ARTICLE IV
MISCELLANEOUS
          4.1 Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, no party to this Agreement shall have any liability for damages to any other party for any breach or violation of this Agreement unless such breach or violation was willful or intentional.
          4.2 Termination. This Agreement shall terminate upon the earlier to occur of (a) the date and time at which, in the Shareholders Meeting or any other meeting of the shareholders of the Company, a vote is taken regarding the adoption of the Merger Agreement and a quorum is present and (b) the date and time of termination of the Merger Agreement. Shareholder shall have the right to terminate this Agreement if the Merger Agreement is amended to decrease the Per Share Merger Consideration, provided, that the Shareholder sends notice to Buyer of the Shareholder’s election to terminate within seven days after public announcement of any such amendment, in which case this Agreement shall terminate on the date Buyer receives such notice. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful or intentional breach or violation of this Agreement prior to such termination.
          4.3 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
          4.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incident of ownership of or with respect to any Total Shares. All rights, ownership and economic benefits of and relating to the Total Shares shall remain vested in and belong to the Shareholder, and Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of such Shares, except as otherwise provided herein.
          4.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or email:
(a) if to Buyer to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax: (212) 558-3588
Email: delamaterr@sullcrom.com
Attention: Robert G. DeLaMater
(b) if to the Shareholder to the address listed next to his/her name on the signature page hereto, with a copy to:
WolfBlock LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
Fax: (215) 405-3836
Email: msherman@wolfblock.com
Attention: Michael M. Sherman, Esquire
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email receipt of such notice, request, instruction or other document is confirmed by telephone); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
          4.6 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever “knowledge” is used in this Agreement, it shall be deemed to mean the actual knowledge of the Shareholder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          4.7 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          4.8 Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, and representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.
          4.9 Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN THE COMMONWEALTH OF PENNSYLVANIA.
          (b) EXCEPT AS SET OUT BELOW IN THIS PARAGRAPH, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE COMMERCE PROGRAM OF THE COURT OF COMMON PLEAS OF PHILADELPHIA COUNTY, PENNSYLVANIA (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, IN THE U.S. DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA (THE “PENNSYLVANIA COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE PENNSYLVANIA COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH LITIGATION IN THE PENNSYLVANIA COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY PENNSYLVANIA COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON THE SHAREHOLDER BY U.S. REGISTERED MAIL TO THE SHAREHOLDER’S ADDRESS SET FORTH IN SECTION 4.5 OR OTHER MEANS PERMITTED BY LAW. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON BUYER BY U.S. REGISTERED MAIL OR OTHER MEANS PERMITTED BY LAW TO THE FOLLOWING ADDRESS:
Tokio Marine Americas Corporation
230 Park Avenue
New York, New York 10160
U.S.A.

SERVICE MADE PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCES SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE COMMONWEALTH OF PENNSYLVANIA. IN THE EVENT ANY PARTY HERETO FAILS TO NOTIFY ANY OTHER PARTY HERETO OF ITS AGENT FOR SERVICE OF PROCESS IN THE COMMONWEALTH OF PENNSYLVANIA, NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION TO ENFORCE JUDGMENTS OBTAINED IN ANY ACTION, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS SECTION 4.9 .
          4.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          4.11 Enforcement. The parties agree that in the event that the Shareholder fails to perform any of its obligations under this Agreement in accordance with their specific terms, Buyer may not have an adequate remedy at law. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.
          4.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
          4.13 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          4.14 Shareholder Capacity. By executing and delivering this Agreement, the Shareholder makes no agreement or understanding herein in his or her capacity or with respect to his or her actions as a director, officer or employee of the Company. The Shareholder is signing and entering into this Agreement solely in his or her capacity as the record owner of the Total Shares or in his or her capacity as the individual with voting power with respect to the Total Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by Shareholder in its capacity as an employee, officer or director of the Company or in any other capacity and no such actions shall be deemed to be a breach of this Agreement. Nothing contained in this Agreement will restrict, limit, prohibit or preclude the Shareholder from exercising or discharging his or her fiduciary duties as an officer or director of the Company under applicable law. Any trustee executing this Agreement is executing this Agreement solely in his or her fiduciary capacity and shall have no personal liability or obligation under this Agreement.
[Signatures appear on following pages.]

          IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

TOKIO MARINE HOLDINGS, INC.
By:
	Name:	Shuzo Sumi
	Title:	President

VOTING AND SUPPORT AGREEMENT
Counterpart Signature Page
          IN WITNESS WHEREOF, the Shareholder has executed this Agreement as of the date first written above.
          Some or all of the Shares identified below are or may be held in various brokerage or similar accounts. Pursuant to the agreements governing such accounts, the broker or other designated party has a lien on the Shares held in such account(s). In addition, some or all of the Shares identified below may have been pledged in connection with margin loans.

385,341	Solely owned.

19,880	These Shares are subject to certain vesting and/or other restrictions and provisions of applicable Company equity incentive plan(s).

96,842	These shares are held by The James J. Maguire, Jr. 2008 Annuity Trust, a trust of which Shareholder is the sole trustee. These Shares shall not be considered Existing Shares or Total Shares for any purpose other than the representations and warranties set forth in Section 2.1(b).

Shares acquired by The James J. Maguire, Jr. 2008 Annuity Trust after the date of this Agreement shall not be considered Existing Shares or Total Shares and shall not be subject in any manner to this Voting Agreement.

332,448	These shares are held by The James J. Maguire 1995 Annuity Trust, a trust of which Shareholder is a co-trustee. These Shares shall not be considered Existing Shares or Total Shares for any purpose other than the representations and warranties set forth in Section 2.1(b).

Shares acquired by The James J. Maguire 1995 Annuity Trust after the date of this Agreement shall not be considered Existing Shares or Total Shares and shall not be subject in any manner to this Voting Agreement.

Address for notices:	James J. Maguire, Jr.
c/o Philadelphia Insurance Companies
One Bala Plaza, Suite 100
Bala Cynwyd, PA 19004
e-mail: jjmjr@phlyins.com

James J. Maguire, Jr., individually

C-12